Exhibit 10.3

FHLBank San Francisco
2015 Executive Performance Unit Plan
Summary Description

PLAN PURPOSE
To optimize the Bank’s performance in accomplishing Board-approved goals.
PLAN OBJECTIVES
To motivate key executives to position the Bank to exceed specified long-term Bank goals that directly support the Bank’s mission and strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including a cash-based long-term incentive reward opportunity tied to the performance of the Bank against specified performance measures.
PARTICIPANTS
Participants are key executives whose performance has a major impact on the Bank’s success. Participants are the incumbents in the Bank’s senior officer positions, including:
President
Executive Vice President
Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit – participates in the Audit Performance Unit Plan)
PERFORMANCE PERIOD
The Executive Performance Unit Plan (EPUP) pays incentive awards related to the achievement of Bank performance over a three-year performance period. The 2015 EPUP is effective January 1, 2015, and is based on performance from January 1, 2015 through December 31, 2017.
PERFORMANCE METRICS
Performance metrics balance financial and risk management objectives, focusing on achievement of Adjusted Return on Capital Spread and Risk Management goals. Adjusted Return on Capital Spread will be weighted 30% and Risk Management will be weighted 70%. The Meets performance level reflects long-term performance expectations. Unlike the President’s Incentive Plan (PIP) and Executive Incentive Plan (EIP), participants do not have an individual goal under the EPUP.

1.
3-Year Average Adjusted Return on Capital Spread: Adjusted Return on Capital Spread (AROCS) is the primary measure the Bank uses to determine total rate of return to shareholders. The Meets AROCS achievement level has been set at 2.84% and represents the projected average for the performance period (January 1, 2015 through December 31, 2017). The Meets AROCS achievement level is consistent with the Bank’s Strategic Plan forecast and reflects the Bank’s continued mission-consistent focus on member’s mortgage finance business. Threshold AROCS has been set at 2.59%, Exceeds achievement level has been set at 3.09% and Far Exceeds achievement level has been set at 3.34%.

2.
3-Year Average Risk Management: Risk Management is based on the 3-year average of the actual Risk Management goal achievement levels under the 2015, 2016, and 2017 annual incentive plans, and will be set at the end of the performance period.

Actual achievement of Bank goals is subject to adjustment for changes resulting from changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board. Impacts of OTTI credit charges are excluded from the Adjusted Return on Capital Spread achievement levels, but are included in the measurement of actual Adjusted Return on Capital Spread performance. Impacts of dividend benchmark variances to plan are excluded from the measurement of Adjusted Return on Capital Spread performance.

January 2015

EPUP ACHIEVEMENT MEASURES
The Executive Performance Unit Plan rewards four levels of performance achievement, as follows:

Achievement Level	Measure Definition
Far Exceeds	The most optimistic achievement level that far exceeds expected performance.
Exceeds	An optimistic achievement level that exceeds expected performance.
Meets	Performance that is expected under the Bank's Plan.
Threshold	Minimum level of performance that must be achieved for awards to be paid.

AWARD DETERMINATION
An award is calculated and paid in whole or part at the end of the 2015 plan term (during the first quarter of 2018). Awards earned are based on the level at which the 3-year performance goals have been achieved. Final awards may be prorated for participants promoted or hired into an eligible position during the performance period, and for participants who take a leave of absence during the performance period. Note that the percentages of award opportunity provided below are not the award percentages of base salary. See below for award opportunities and ranges.

Adjusted Return on Capital Spread Goal (3-Year Average) [1]			Risk Management Goal (3-Year Average) [2]
30% goal weight		% of Award Opportunity	70% goal weight		% of Award Opportunity
Threshold (75%)	2.59%	22.5%	Threshold (75%)	Average of 3- Year Achievement	52.5%
Meets (100%)	2.84%	30.0%	Meets (100%)		70.0%
Exceeds (125%)	3.09%	37.5%	Exceeds (125%)		87.5%
Far Exceeds (150%)	3.34%	45.0%	Far Exceeds (150%)		105.0%

[1] Meets excludes OTTI impact, while measured performance includes OTTI impact.
[2] Measured by 3-year achievement levels of Risk Management goal under the respective STIPs.

Performance below the Threshold achievement level for either measure normally will not result in an incentive award. The Board of Directors has full discretion to modify any and all goals, achievement levels, and incentive payments to account for matters not specifically addressed in the plan, subject to review by the Federal Housing Finance Agency, as required. Incentive compensation reductions may be made, but are not limited to the following circumstances: (i) if errors or omissions result in material revisions to the Bank’s financial results, information submitted to a regulatory or a reporting agency, or information used to determine incentive compensation payouts; (ii) if information submitted to a regulatory or a reporting agency is untimely; or, (iii) if the Bank does not make appropriate progress in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

AWARD DETERMINATION AND OPPORTUNITY
Achievement award levels are stated below as a percentage of the February 1st base salary at the beginning of the performance period.
2015-2017 EPUP Plan Period

Percentage of Goal Achievement Scale	Aggregate Goal Achievement		Award Range (Percentage of 2015 Base Salary)
0% - 150%	150%	= Far Exceeds	50.0%
	125%	= Exceeds	48.0%
	100%	= Meets	40.0%
	75%	= Threshold	20.0%
Awards will be considered by the Board of Directors at the end of the 3-year performance period (during the first quarter of 2018). The amount of an award, if any, shall be approved by the Board of Directors. All incentive awards are governed by the terms and conditions of the 2015 Executive Performance Unit Plan. In the event there is any conflict between the terms of this summary description and the terms of the plan document, the plan document shall govern.
To be eligible for the Executive Performance Unit Plan payment, participants must be employed with the Bank through the end of the 3-year performance period, except in the case of a voluntary normal retirement, a qualified long-term disability, or death. EPUP awards will be prorated for participants in position less than a full plan term, including participants who have a leave of absence greater than one month during the plan term. Any awards will be distributed as soon as administratively possible following the effective date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may not become effective until after the Agency's non-objection under applicable laws and regulations in effect from time to time.

January 2015